Exhibit 10.39
SIXTH AMENDMENT
TO THE
ALBEMARLE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

In accordance with Section 12.1 of the Albemarle Corporation Executive Deferred Compensation Plan, as Amended and Restated Effective January 1, 2013 (the "Plan"), the Plan is hereby amended as follows:
1.Section 5.3 of the Plan is amended by replacing the last sentence thereof with the following new sentence:
"With respect to a Participant who is a "specified employee" within the meaning of Section 409A, benefits from such Accounts shall commence no earlier than six (6) months after Retirement or Termination in accordance with Section 7.1(c)."
2.Section 7.1(a) of the Plan is amended in its entirety to read as follows:
"(a)     Time. If a Participant terminates employment due to Retirement, the Employer shall pay to the Participant a benefit equal to the balance in the Participant's Retirement/Termination Accounts within 30 days after such Retirement or such later date as the Participant may elect pursuant to Section 7.11, provided, however, effective for new Accounts established on and after January 1, 2012, Accounts shall be paid, instead, on or about the January 15th or July 15th next following the later of (i) the Participant's Retirement and (ii) the date elected by the Participant in accordance with Section 7.11, subject, however, to the special rules for installment payments under Section (b)(ii) hereof."
3.Section 7.1(c) of the Plan is amended in its entirety to read as follows:
"(c)     Timing for Specified Employees. With respect to a Participant who is a "specified employee" subject to the restrictions on payments to specified employees under Section 409A, benefits from his Retirement/Termination Account(s) shall be paid on the first pay date of the month following the month in which occurs the six month anniversary date of the Termination of Employment or on such later date as the Participant may elect in accordance with Section 7.11."

4.Section 7.11 of the Plan is amended in its entirety to read as follows:
"7.11 Change of Payment Form or Commencement Date
(a) A participant may make an election to change the time and/or the form in which Retirement/Termination or Scheduled Withdrawal Accounts are to be paid, provided, however, that (i) any such election must be made no later than twelve months before payments would otherwise have commenced, (ii) the election must provide that commencement of payments will be deferred for at least five years from the date they would otherwise have commenced, (iii) the election otherwise meets the requirements of this Article VII, and (iv) the election otherwise meets the requirements of Section 409A. Any election to change the time or form of a distribution that is filed with the Administrative Committee which does not satisfy the foregoing shall be null and void and the next preceding timely election filed by the Participant shall be controlling.
(b) Effective as of December 31, 2017 ("Class Year Effective Date"), recordkeeping of allocations to the Accounts under the Plan will be maintained separately on a year by year basis (each year referred to as a "Class Year"), with all allocations under an Account as of the Class Year Effective Date referred to as on Class Year. Class Year recordkeeping of Accounts will be relevant solely for purposes of allowing a participant to make a payment modification election pursuant to subparagraph (a) of this Section 7.11, with respect to only certain Class Years and not other Class Years under an Account, and shall have no impact on other administration procedures under the Plan (including, but not limited to, determining hypothetical investments for, and making initial distribution elections for, Accounts). To the extent necessary to give effect to this subparagraph (b), references in the Plan to an Account shall be deemed to refer to the applicable Class Year(s) in such Account, as determined by the Administrative Committee or its agent(s) in accordance with Article X."

5.The provisions of this Sixth Amendment shall be effective as of December 31, 2017.
IN WITNESS WHEREOF, the Corporation by its duly authorized officer has caused these presents to be signed this 5th day of July, 2017.
ALBEMARLE CORPORATION

By:	/s/ Karen G. Narwold

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